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Exhibit 4.46

news release

NORANDA TO SPEAK AT BMO NESBITT BURNS GLOBAL
RESOURCES CONFERENCE

TORONTO, ONTARIO, February 20, 2003 — Mr. Lars-Eric Johansson, Executive Vice-President and Chief Financial Officer of Noranda Inc, will be making a presentation on Noranda at the BMO Nesbitt Burns 2003 Global Resources Conference to be held in Tampa Bay, Florida on Monday, February 24, 2003. Mr. Johansson is scheduled to speak at 2:30 p.m. (EST).

A copy of Mr. Johansson's presentation slides will appear on Noranda's website — www.noranda.com — in the "For Investors" section prior to the presentation.

The webcast can be found at the following addresses: http://corporate.bmo.com/conferences/resources/

Or

http://www.noranda.com

Noranda Inc. is a leading international mining and metals company with more than 48 mining and metallurgical operations and projects under development in 17 countries. Noranda is one of the world's largest producers of zinc and nickel and is a significant producer of copper, primary and fabricated aluminum, lead, silver, gold, sulphuric acid and cobalt. Noranda is also a major recycler of secondary copper, nickel and precious metals. Noranda employs over 16,000 people. It is listed on The Toronto Stock Exchange and The New York Stock Exchange (NRD).

Contact:

Dale Coffin
Director, Public Affairs & External Communications
Tel: 416-982-7161
coffind@noranda.com
www.noranda.com

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NORANDA TO SPEAK AT BMO NESBITT BURNS GLOBAL RESOURCES CONFERENCE